Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form 8-K/A of Banc of California, Inc. of our report dated March 22, 2012, relating to the financial statements of The Private Bank of California as of December 31, 2011 and 2010 and for the years then ended, appearing in the Current Report on Form 8-K of Banc of California, Inc. (formerly First PacTrust Bancorp, Inc.) filed with the Securities and Exchange Commission on April 10, 2013.

Laguna Hills, California

September 16, 2013

25231 Paseo De Alicia, Suite 100 Laguna Hills, CA 92653 Tel: 949.768.0833 Fax: 949.768.8408 www.vtdcpa.com

FRESNO  •  LAGUNA HILLS  •  PALO ALTO  •  PLEASANTON   •  RANCHO CUCAMONGA   •  SACRAMENTO